FS Investment Corporation 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation Committed Over $600 Million Toward Proprietary Investments

in Middle Market Companies During the Second Quarter

PHILADELPHIA, PA, July 29, 2013 – FS Investment Corporation (“FSIC”), a business development company focused primarily on investing in the debt securities of private U.S. companies, announced today that for the quarter ended June 30, 2013, it committed over $600 million toward proprietary investments in middle market companies.

FSIC made proprietary commitments to eight portfolio companies during the quarter, which included both senior secured loan and subordinated debt investments. In connection with the terms negotiated for select commitments, FSIC received upfront fees and other economic benefits that contributed to FSIC increasing its annualized distribution rate (based on FSIC’s last public offering price of $10.80 per share) from 7.5% to 7.75% on June 25, 2013. As of June 30, 2013, propriety investments comprised approximately 40% of FSIC’s investment portfolio and non-broadly syndicated investments, which FSIC considers as any investment that is proprietary, an anchor order, an opportunistic or event driven investment, or a collateralized security, comprised approximately 70% of the investment portfolio. The proprietary originations in which FSIC invested during the quarter include the following:

•	$130 million senior secured loan to Corel Corporation, a global packaged software company and a portfolio company of Vector Capital;

•	$155 million senior secured loan to Dent Wizard International Corporation, the nation’s largest automotive reconditioning services company and a portfolio company of an affiliate of H.I.G. Capital; and

•	$200 million senior secured loan to Infiltrator Systems, Inc., a manufacturer and distributor of wastewater products for on-site residential and commercial septic and storm water management systems and a portfolio company of Graham Partners.

“The scale of our platform and partnership with GSO / Blackstone allows us to continue to grow our direct lending business and expand the portfolio’s allocation to proprietary originated investments,” said Michael C. Forman, Chairman and Chief Executive Officer of FSIC. “We expect proprietary investments to make up a larger portion of our portfolio going forward and believe that growing our direct lending business will help position the fund for a potential successful listing on a national securities exchange.”

About FS Investment Corporation

FSIC, an investment fund sponsored by Franklin Square Holdings, L.P. (“Franklin Square”), is a publicly registered, non-traded business development company (“BDC”). A BDC such as FSIC is a type of investment fund that enables investors, including non-accredited investors (subject to certain state-specific suitability standards), to access the private debt asset class. FSIC focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC is managed by FB Income Advisor, LLC and is sub-advised by GSO / Blackstone Debt Funds Management LLC (“GDFM”), an affiliate of GSO Capital Partners LP (“GSO”). GSO, with approximately $62.2 billion in assets under management as of June 30, 2013, is the credit platform of The Blackstone Group L.P.  For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square

Franklin Square is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. The firm’s funds offer “endowment-style” investment strategies that help construct diversified portfolios and manage risk. Franklin Square strives not only to maximize investment returns but also to set the industry standard for best practices by focusing on transparency, investor protection and education for investment professionals and their clients.

Founded in Philadelphia in 2007, Franklin Square quickly established itself as a leader in the world of alternative investments by introducing innovative credit-based income funds, including the industry’s first non-traded BDC. The firm currently manages three funds with approximately $6.9 billion* in assets.

Forbes Magazine ranked Franklin Square 13th on its 2013 list of America’s Most Promising Companies. Franklin Square distributes its funds through its affiliated broker-dealer, FS2 Capital Partners, LLC. For more information, please visit www.franklinsquare.com.

* Assets under management as of March 31, 2013.

Forward-Looking Statements

This announcement may contain certain forward-looking statements, including statements with regard to the future performance of FSIC. Words such as “believes,” “expects,” “projects” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC makes with the Securities and Exchange Commission. FSIC does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:

Jami Schlicher

Jennifer Connelly Public Relations

973-850-7309

jschlicher@jcprinc.com